Exhibit 10.12

CONFIDENTIAL

March 30, 2006

George Van Kula

Avenue des Quatres Saisons, 25

1410 Waterloo, Belgium

Dear George

I am pleased to confirm the terms of the offer of employment to you at VWR International, Inc.’s (“VWR”) facility in West Chester, Pennsylvania.  The offer is as follows:

Position:	Senior Vice President, General Counsel & Secretary

Salary:	$27,083 per month, payable in installments on VWR’s regular payroll dates

Start Date:	To be determined

Annual Bonus:	You will be eligible to participate in VWR’s management incentive program with a maximum bonus potential of 75% of base salary, prorated from hire date.

Stock Purchase:

You will be provided the opportunity to purchase up to 6,670 shares of common stock of CDRV Investors, Inc. (the parent company of VWR) for $75/per share (the current fair market value of the stock). Your purchase shall be made pursuant to a management stock subscription agreement similar to those in effect for other management employees.

This subscription agreement will state the terms and conditions upon which your shares are subject to repurchase in the event of your termination of employment.

Stock Options:

Two options are granted with each share of common stock that you purchase. Options are service based and vest in five equal installments of 20% on each of the first five anniversaries of the date you are granted the options (i.e., if you start employment with us in December and are granted 100 options in April of 2005, 20 options will vest in April 2006, 20 more will vest in April 2007, etc.). Your options will generally remain exercisable for a period of 10 years from the date of grant, although your options will expire earlier if you terminate employment with us.

Benefits:	You will be entitled to participate in all health, welfare and other similar benefits available to associates of VWR.

Relocation:

We understand that your current employer will be relocating you back to the U.S. from Belgium. You are eligible for relocation benefits from your home in Minneapolis to West Chester consistent with VWR Policy. Details of this policy are outlined in the attached.

Financial Planning

As a member of the senior leadership team, you will be provided access to a personal executive financial advisor to assist you with financial and estate planning, asset management, tax planning and preparation. Additional information about this program will be provided during orientation.

Car Allowance	Also as a member of the senior leadership team, you will be eligible to receive an executive car allowance totaling $1,167/month (subject to applicable payroll taxes).

Severance

If your employment is terminated by VWR without cause, you will be entitled to receive continued payments of your base salary and health benefits until the earlier of one year after termination or until you obtain new employment. These continued payments would be subject to your execution of a general release and standard provisions regarding confidentiality, non-competition and non-solicitation of employees, agents and customers.

Additional Terms:

This offer is contingent upon your not being subject to any contract that would be violated by your employment with VWR, your successful completion of a physical, drug/alcohol and background screening prior to your start date, and your signing a “Personal Services, Confidentiality and Inventions Agreement”.

George, we are excited to have you join our team.  If you have any questions, please do not hesitate to call me.

Sincerely,

John Ballbach
President and CEO
VWR, Inc.

cc:  Chuck Canfield, SVP Human Resources

Accepted And Agreed

George Van Kula	Date